FOR IMMEDIATE RELEASE

CONTACTS:
Investors:  Scott Pond (801) 345-2657, spond@nuskin.com
Media:   Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS

FIRST QUARTER 2009 RESULTS

PROVO, Utah — April 30, 2009 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported first-quarter revenue of $296.2 million, compared to $298.1 million in the first quarter of 2008. Reported revenue for the quarter declined 1 percent, but increased 4 percent on a constant currency basis, reflecting a negative 5 percent impact from foreign currency fluctuations. Earnings per share for the quarter were $0.19, or $0.28 when excluding $9.4 million in planned restructuring charges, compared to $0.21 in the prior-year.

“We are very pleased with strong first-quarter results,” said Truman Hunt, president and chief executive officer. “Our innovative products and attractive business opportunity continue to produce growth in this difficult economic climate. We are generating local-currency growth as well as strong distributor sponsoring numbers globally as more people are attracted to opportunities to supplement or replace income.

“Our personal care business generated solid revenue growth of 19 percent in the quarter, driven by the continued success of the Nu Skin Galvanic Spa System. In addition, our restructuring efforts over the past three years are increasing profitability, as demonstrated by a significant improvement in first-quarter operating margin when excluding restructuring charges,” said Hunt.

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Nu Skin Enterprises
April 30, 2009

Regional Results

North Asia.   First-quarter revenue in North Asia was $139.8 million, compared to $149.4 million for the same period in 2008. Revenue in the region was positively impacted by an 11 percent weighted-average strengthening of the Japanese yen against the dollar and negatively impacted by a 48 percent weighted-average weakening of the Korean won, which resulted in a net negative impact of approximately 2 percent. Local-currency revenue increased 10 percent in South Korea and decreased 10 percent in Japan. The number of executive distributors in the region was down 7 percent, while the number of active distributors was down 2 percent when compared to the prior-year period.

Americas.  First-quarter revenue in the Americas was $58.4 million, compared to $50.4 million for the prior-year period. Revenue improved 11 percent in the U.S. and local-currency revenue improved 74 percent in Canada and 93 percent in Latin America during the quarter. The number of executive distributors improved 8 percent while the number of active distributors increased 6 percent compared to the prior year.

Greater China.   First-quarter revenue in Greater China was $47.5 million, compared to $49.9 million in the prior-year period. Hong Kong revenue was even with the prior year, while Taiwan and Mainland China experienced local-currency revenue declines of 3 and 6 percent, respectively. The executive distributor count in the region declined 3 percent, while the number of active distributors was down 28 percent compared to the prior-year period, primarily a reflection of continued transition in our business model in China.

Europe.  First-quarter revenue in Europe was $26.7 million, a 17 percent improvement over the prior-year period or a 36 percent increase in constant currency, reflecting a negative foreign-currency impact of 19 percent. The executive and active distributor counts in the region increased 27 and 37 percent, respectively, compared to the prior year.

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Nu Skin Enterprises
April 30, 2009

South Asia/Pacific.   Revenue in South Asia/Pacific was $23.8 million for the first quarter, a 7 percent decline from the prior-year period, but increased 8 percent in constant currency. The region’s first-quarter executive count improved 11 percent while the active distributor count increased 2 percent compared to the same period in 2008.

Operational Performance

The company’s gross margin in the first quarter was 81.8 percent, even with the prior-year period. Selling expenses, as a percent of revenue, improved to 41.6 percent in the first quarter compared to 42.9 percent in the prior-year period due to distributor compensation plan modifications to reward productivity. General and administrative expenses for the quarter were $89.7 million, or 30.3 percent of revenue, compared to 29.7 percent in the first quarter of 2008, primarily due to increased spending on distributor events in Japan. The company also incurred a $9.4 million planned restructuring charge during the quarter, primarily related to Japan.

During the period, the company incurred a gain of approximately $0.6 million versus a loss in the prior year of $4.5 million, or $0.05 per share, from foreign currency fluctuations. Dividend payments during the quarter were $7.3 million and the company repurchased $2.0 million of its common stock during the quarter.

Outlook

“We begin our 25th year of operations in a solid position,” said Hunt. “Our business results are on pace with expectations. Strong product and business initiatives are helping drive growth and our restructuring efforts are leading to more streamlined operations and cost savings, which will lead to improved operating margins.

“Going forward, we will continue to fuel the success of our Nu Skin Galvanic Spa System and look forward to building on our revolutionary ageLOC anti-aging platform at our 25th Anniversary convention in the fourth quarter of this year. Our differentiating strategy of going beyond addressing the superficial signs of aging to addressing aging at its source, combined with our proven scientific expertise in both skin care and nutrition, gives us a powerful advantage in the anti-aging arena,” Hunt continued.

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Nu Skin Enterprises
April 30, 2009

“We continue to see strong potential for our business opportunities. With an aging population and turbulent economic environment, we are seeing increasing numbers of people recognize the benefits that our products and business offer. In addition, we are continuing the rollout of a compensation plan enhancement, known as the Wealth Maximizer, aimed at keeping distributors at all income levels engaged in the business. We initially introduced this feature in the U.S. and Europe where it was well received, and plan to roll it out to most of our remaining markets in 2009.

“We are encouraged with the ongoing success of our global business transformation initiative and continue to focus on driving greater efficiencies into our business – particularly in Japan. Our new Japan management team executed the most difficult phase of our restructuring plan with precision. By focusing on initiatives that are working in other markets, we believe the business is beginning to show signs of stabilization.

“We continue to be pleased with healthy growth rates in the Americas and Europe and plan to expand our operations within these regions by beginning initial marketing efforts in Colombia and Turkey during the second quarter. Our growing international diversity is helping us to be less dependent on any single market. Overall, our business is performing well and we remain confident in our ability to deliver on our 2009 business targets,” concluded Hunt.

“In the second quarter, we expect constant currency revenue growth comparable to the first quarter. This will put second quarter revenue in the $303 to $310 million range, including a negative currency impact of approximately 5 to 8 percent.” said Ritch Wood, chief financial officer. “We anticipate second-quarter earnings per share in the $0.26 to $0.28 range, which includes approximately $0.03 in planned restructuring charges. Excluding restructuring charges, we estimate earnings per share to be in the $0.29 to $0.31 range. For 2009, we reiterate our revenue guidance of $1.24 to $1.27 billion, with constant-currency revenue growth being offset by foreign-currency fluctuations. We also expect earnings per share to be in the $0.98 to $1.06 range, or $1.12 to $1.20, excluding an estimated $0.14 in restructuring charges.”

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Nu Skin Enterprises
April 30, 2009

The company’s management will host a webcast with the investment community on April, 30, 2009 at 11 a.m. (EST). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through May 15, 2009.

The Company

For 25 years, Nu Skin Enterprises, Inc. has been demonstrating its tradition of innovation through its product portfolio, independent business opportunity and corporate social responsibility initiatives. Nu Skin’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its patent-pending ageLOC™ anti-aging platform and flagship products including the Galvanic Spa® System II, Tru Face® Essence Ultra, LifePak® nano and the g3 nutrition beverage. A global direct selling company, Nu Skin operates in 48 markets worldwide and has more than 750,000 independent sales representatives. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskinenterprises.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies, product development and launches, transformation efforts and other innovation efforts; and (iii) management’s projections regarding revenue, foreign currency translation, earnings per share, operating margin and restructuring charges and timing for the year 2009 and for the first quarter of 2009 set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) economic conditions globally, including the current financial crisis and decreased consumer confidence and spending, and related risks; (b) the recent fluctuations of numerous foreign currencies and the associated currency translation impact on our business if these currencies continue to fluctuate; (c) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (d) an increase in complaints to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to the company’s business if such increase results in further regulatory scrutiny; (e) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner; (f) risks related to the recent swine flu outbreak, which could negatively impact our business to the extent that it inhibits travel, causes people to avoid interaction with other people, or restricts our ability to produce or distribute any of our porcine-sourced gelatin encapsulated products;

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Nu Skin Enterprises
April 30, 2009

(g) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (h) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (i) any unanticipated negative response from distributors regarding distributor compensation plan enhancements planned for implementation in most of our Asian markets in 2009; (j) any failure of the implementation of business transformation initiatives to reduce overhead and drive growth, and any negative impact of such initiatives on the company’s ability to effectively manage its operations; (k) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others similar to claims made against some of the company’s competitors; and (l) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 27, 2009. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises
April 30, 2009

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the First Quarters Ended March 31, 2009 and 2008
(in thousands, except per share amounts)

	2009	2008
Revenue:
North Asia	$ 139,818	$ 149,434
Americas	58,416	50,416
Greater China	47,470	49,904
Europe	26,674	22,833
South Asia/Pacific	23,820	25,502
Total revenue	296,198	298,089

Cost of sales	53,806	54,197

Gross profit	242,392	243,892

Operating expenses:
Selling expenses	123,164	127,913
General and administrative expenses	89,691	88,555
Restructuring charges	9,386	—
Total operating expenses	222,241	216,468

Operating income	20,151	27,424

Other income (expense), net	(1,236)	(5,829)
Income before provision for income taxes	18,915	21,595
Provision for income taxes	7,074	8,106

Net income	$ 11,841	$ 13,489

Net income per share:
Basic	$ 0.19	$ 0.21
Diluted	$ 0.19	$ 0.21

Weighted average common shares outstanding:
Basic	63,334	63,457
Diluted	63,522	64,166

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Nu Skin Enterprises
April 30, 2009

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	March 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$ 117,034	$ 114,586
Accounts receivable	19,829	16,496
Inventories, net	112,917	114,378
Prepaid expenses and other	43,345	44,944
	293,125	290,404

Property and equipment, net	77,165	82,336
Goodwill	112,446	112,446
Other intangible assets, net	85,111	87,888
Other assets	131,190	136,698
Total assets	$ 699,037	$ 709,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 19,099	$ 20,378
Accrued expenses	113,471	115,794
Current portion of long-term debt	28,518	30,196
	161,088	166,368

Long-term debt	151,387	158,760
Other liabilities	65,607	68,464
Total liabilities	378,082	393,592

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	220,496	218,928
Treasury stock, at cost	(418,475)	(417,017)
Retained earnings	588,794	584,239
Accumulated other comprehensive loss	(69,951)	(70,061)
	320,955	316,180
Total liabilities and stockholders' equity	$ 699,037	$ 709,772

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Nu Skin Enterprises
April 30, 2009

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of March 31, 2009		As of March 31, 2008		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	319,000	13,971	324,000	14,938	(1.5%)	(6.5%)
Americas	171,000	4,993	162,000	4,627	5.6%	7.9%
Greater China	99,000	5,972	137,000	6,140	(27.7%)	(2.7%)
Europe	85,000	2,850	62,000	2,244	37.1%	27.0%
South Asia/Pacific	63,000	2,368	62,000	2,138	1.6%	10.8%
Total	737,000	30,154	747,000	30,087	(1.3%)	0.2%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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